Exhibit 10m









January 1, 2000





Mr. Bruce S. Chelberg


Dear Bruce:

This Letter Agreement amends and supplements the Change in Control Agreement dated November 17, 1995 ("Agreement") between Whitman Corporation and you, and the Letter Agreement subsequently entered into between the Company and you dated January 12, 1998 (the "Prior Letter Agreement"). The Prior Letter Agreement was entered into because of Whitman's desire that you continue your employment with Whitman for an appropriate transition period following the spin-offs of Hussmann and Midas to the shareholders of Whitman (the "spin-offs"), which transition period was to continue through December 31, 1999.

Based on events as they have transpired subsequent to the spin-offs, Whitman desires that you continue your employment for an extended transition period through December 31, 2000, and we hereby agree as follows:

1. Whitman acknowledges that the spin-offs, which took place on January 30, 1998, constituted a "Change in Control" as defined in the Agreement, and that thereafter you have "Good Reason" to terminate your employment with Whitman and to receive the severance compensation provided for in Section 4(b) of the Agreement. You are fully and irrevocably vested in such severance compensation, a portion of which shall be paid to you in January, 2000 in accordance with the Prior Letter Agreement (Exhibit A). Certain amounts included in such severance compensation e.g. accrued vacation and Retirement and Pension Benefits cannot be determined until your termination of employment actually occurs.

     You shall be entitled to receive such additional compensation and receive all other benefits and shall have all other rights provided for you under the Agreement and the Prior Letter Agreement when your employment with Whitman terminates, regardless of when that occurs.

2. You shall be a participant in the year 2000 annual Management Incentive Compensation Plan and Long Term Compensation Plan applicable to Whitman/Pepsi General executives and shall be entitled to receive a cash award at the "Target" level under each such plan. Such amounts shall be paid to you in January, 2001.

3. You agree that you will remain in the employment of Whitman as Chairman and Chief Executive Officer or such other position as may be mutually agreed, through December 31, 2000 without any increase in your current salary. However, this shall not be construed as an employment agreement, and Whitman may terminate your employment at any time as provided in the Agreement, provided, however, that in the event that your employment is terminated involuntarily prior to December 31, 2000, you shall be entitled to receive:

     a. The balance of your base salary, auto allowance and all other compensation and benefits (including medical benefits) to which you were entitled prior to your termination, such amounts to be paid and such benefits accrued for your benefit not less than twice monthly from the date of your termination through December 31, 2000, and;

     b. A cash award at the "Target" level under the annual Management Incentive Compensation Plan and the Long Term Compensation Plan applicable to Whitman/Pepsi General executives for the full year 2000; such amounts to be paid to you as provided in paragraph 2 above.

4. The Agreement and the Prior Letter Agreement provide for the continuation of company-paid medical benefits and life insurance benefits for a period of three years after termination of employment. Under this agreement, the three-year period for continuation of such benefits shall begin January 1, 2001, notwithstanding termination of employment prior to December 31, 2000 for any reason.

5. Upon your termination of employment all Whitman stock options then held by you shall be exercisable in full, and to the extent not previously exercised, each such option shall remain exercisable for the remainder of the original term of such options, provided, however, the provisions of this paragraph shall not apply in the event you voluntarily terminate your employment prior to the date set forth in paragraph 3 hereof without the written consent of Whitman.

6. In the event of your death while you are still employed by Whitman, the severance compensation payable to you under the Agreement, and the Prior Letter Agreement, as amended and supplemented hereby, shall be paid to your executors, heirs or personal representatives.

7. In the event of your death while you are still employed by Whitman or in the event of your death after termination of your employment by Whitman, your executors, heirs or personal representatives shall have the right to exercise all Whitman stock options then held by you and not previously exercised. Each such option shall remain exercisable by your executors, heirs, or personal representatives for the remainder of the original term of such option notwithstanding the limitation on exercise of such option by your executors, heirs, or personal representatives contained in the respective option agreements.

8. You acknowledge that Whitman corporate office employees may at some point be transferred to the payroll of Whitman's subsidiary, Pepsi-Cola General Bottlers, Inc. ("Pepsi General"). To the extent any payments to you under the Agreement and the Prior Letter Agreement as amended and supplemented hereby, are made by Pepsi General, then Whitman shall be relieved of such obligations.

This Letter Agreement shall become effective as of January 1, 2000. If you are in agreement with the foregoing, please sign both copies hereof in the space provided below and return one copy to Whitman.

Very truly yours,

Whitman Corporation                                  Accepted and Agreed:



By: /s/ Richard G. Cline                             /s/ Bruce S. Chelberg
    ----------------------------                     ---------------------
    Richard G. Cline, Chairman                       Bruce S. Chelberg
    Management Resources and
       Compensation Committee